UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2026

Korro Bio, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39062	47-2324450
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
60 First Street, 2nd floor, Suite 250 Cambridge, MA		02141
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 468-1999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	KRRO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.02. Termination of a Material Definitive Agreement.

On November 3, 2026, Korro Bio, Inc., or Korro, received written notice from Novo Nordisk A/S, or Novo Nordisk, of Novo Nordisk’s election to terminate for convenience the research collaboration and license agreement between Korro and Novo Nordisk dated September 13, 2024, as amended on November 11, 2025, or the collaboration and license agreement. Under the collaboration and license agreement, Novo Nordisk may terminate the agreement without cause upon 90 days’ prior written notice. The termination will be effective on February 1, 2027, or the termination date.

Under the collaboration and license agreement, Korro granted Novo Nordisk an exclusive worldwide license under certain intellectual property rights to research, develop, manufacture, commercialize or otherwise exploit certain licensed compounds and licensed products for an initial target in the cardiometabolic field and for a second target to be nominated by Novo Nordisk within a specified time period. Novo Nordisk did not nominate a second target. Korro received a $10.0 million upfront payment and reimbursement of certain research and development costs under the agreement, and was eligible to receive development and commercial milestone payments and tiered royalties on net sales. No milestone payments were earned under the collaboration and license agreement.

As previously disclosed in Korro’s Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on November 12, 2025, Korro and Novo Nordisk entered into an amendment to the collaboration and license agreement, effective November 11, 2025. Under the amendment, the parties paused the agreement for 12 months, or the hold period, and suspended all research and development activities and corresponding obligations under the agreement. Korro completed the wind-down of its research and development activities under the agreement in 2025. Novo Nordisk did not exercise its right to substitute the collaboration target during the hold period.

As of the termination date, the licenses granted under the collaboration and license agreement will terminate, and neither party will have the right to further research, develop or commercialize the licensed compounds or licensed products unless the parties agree otherwise. Each party will retain its ownership interest in intellectual property arising under the collaboration as provided in the agreement. Novo Nordisk will reimburse Korro for any additional third-party wind-down costs and non-cancellable committed costs attributable to the termination. At Korro’s direction, Novo Nordisk will return or destroy materials Korro transferred to it. Certain provisions survive termination, including mutual confidentiality obligations and restrictions on Korro’s research and development of products directed to the collaboration target.

Korro will not incur any early termination penalties in connection with the termination, and the upfront payment and other amounts previously received by Korro are non-refundable.

The foregoing description is qualified in its entirety by reference to the full text of the collaboration and license agreement, a copy of which was filed as Exhibit 10.1 to Korro’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on November 12, 2024, and the amendment, a copy of which was filed as Exhibit 10.2 to Korro’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2025, filed with the SEC on November 12, 2025.

Item 2.02. Results of Operations and Financial Condition.

On November 5, 2026, Korro issued a press release announcing its financial results for the quarter ended September 30, 2026. The full text of the press release is being furnished as Exhibit 99.1 to this current report on Form 8-K and is incorporated herein by reference.

The information in this Item 2.02, including Exhibit 99.1 attached hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Korro Bio, Inc., dated November 5, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KORRO BIO, INC.

Date: November 5, 2026	By:	/s/ Ram Aiyar

Name: Ram Aiyar
Title: President and Chief Executive Officer and Interim Chief Financial Officer